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                                                                    Exhibit 20.1

LASERSCOPE COMPLETES PRIVATE FINANCING

     SAN JOSE, Calif.-- Jan. 18, 2000--Laserscope (Nasdaq:LSCP - news) today announced that it completed a private placement of common stock providing net proceeds to the Company of approximately $1.8 million. The placement to accredited investors was managed by Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated.

     Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's Web Site at www.laserscope.com.

     Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that involve risks and uncertainties. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission
(SEC). Copies of Laserscope's most recent forms 10K and 10Q are available upon request from its Investor Relations Department.

Contact:

     Laserscope
     Richard Wood, IR/Media or
     Dennis LaLumandiere, Financial, 408/943-0636